UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2021

ESPORTS ENTERTAINMENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-39262	26-3062752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

BLOCK 6,

TRIQ PACEVILLE,

ST. JULIANS STJ 3109

MALTA

(Address of principal executive offices)

356 2713 1276

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GMBL	The Nasdaq Stock Market LLC
Common Stock Purchase Warrants	GMBLW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 21, 2021, the Board of Directors (the “Board”) of Esports Entertainment Group, Inc. (the “Company”), appointed Mr. Mark Nielsen to serve as a member of the Board (the “Appointment”) effective immediately. Below is a description of Mr. Nielsen’s professional work experience.

As previously reported on June 1, 2021 the Company closed on the acquisitions of ggCIRCUIT, LLC (“GGC”) and Helix Holdings, LLC (“Helix”). Pursuant to the terms of the acquisition of GGC and Helix, the Company was to appoint a board member mutually agreeable between the Company, GGC and Helix. Mr. Nielsen’s appointment was mutually agreed upon and satisfies the conditions of the acquisitions.

Mark Nielsen, Age 45, Director

Mr. Nielsen co-founded GGC, a cloud based esports software solution for LAN centers around the world, in 2017. At GGC, Mr. Nielsen was the Chief Marketing Officer and then Chief Operating Officer before it was purchased by Esports Entertainment Group, Inc in 2021. Mr. Nielsen founded and now serves as the Chief Evangelist for Nieley, LLC, a B2B sales, marketing and operations support agency for the games industry. Mr. Nielsen is also the founder and President of iGames, Inc., which builds and manages gaming based communities. One of iGames first projects was supporting over 1000 LAN centers and executing over 200 tournaments including the official Halo National Championships. Mr. Nielsen has lead iGames to power some of the largest gaming communities for clients such as Alienware Arena and the Intel Gaming Access Program, reaching more than 100 million monthly participants. Prior to iGames, Mr. Nielsen served in similar evangelical roles at Intel, Silicon Graphics, Inc, 3D graphics pioneer Rendition and GIobal VR.

Mr. Nielsen holds a BA in Business Administration-Finance from California Polytechnic State University (Cal Poly) at San Luis Obispo, where he was also a 4-time All-American tennis player voted “Best All-Around Athlete” of the school and a winner of National Tennis Magazine’s prestigious Arthur Ashe Leadership Award.

Family Relationships

Mr. Nielsen does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

In consideration for the Company’s acquisition of GGC, Mr. Nielsen received, as a result of his pre-acquisition ownership stake in GGC, cash consideration of $2,574,269 as well as stock consideration of 189,283 shares of the Company’s restricted common stock.

Compensatory Arrangements

In connection with his appointment to the Board, the Company and Mr. Nielsen entered into a director agreement (the “Director Agreement”) whereby as compensation for each year of services, Mr. Nielsen will be entitled to receive: (i) cash compensation of $20,000, paid on a quarterly basis; and (ii) 25,000 options to purchase shares of Common Stock, in accordance with the rules of the Company’s Equity and Incentive Plan.

Item 5.02 of this Current Report on Form 8-K contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the form of Director Agreement, and such description is qualified in its entirety by reference to the full text of the form of Director Agreement, which is filed hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1	Director Agreement by and between the Company and Mr. Nielsen dated October 21, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESPORTS ENTERTAINMENT GROUP, INC.

Dated: October 22, 2021	By:	/s/ Grant Johnson
Grant Johnson Chief Executive Officer